Exhibit 99.1

February 27, 2012
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS FOURTH QUARTER SALES AND EARNINGS RESULTS
-- Fourth Quarter Comparable Store Sales Increased 3.4 Percent --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $322 million for the quarter ended February 3, 2012, a 13.0 percent increase over the same period a year ago.  Diluted earnings per share increased 23.8 percent to $0.26 from $0.21 in the fourth quarter of 2010.  For the fiscal year ended February 3, 2012, net earnings decreased 8.5 percent to $1.8 billion from the prior fiscal year, while diluted earnings per share increased 0.7 percent to $1.43 from $1.42.

Sales for the quarter ended February 3, 2012, increased 11.0 percent to $11.6 billion, up from $10.5 billion in the same period a year ago.  For the fiscal year ended February 3, 2012, sales were $50.2 billion, a 2.9 percent increase over the prior fiscal year.

Lowe’s fiscal year ends on the Friday nearest the end of January; therefore, fiscal year 2011 included 53 weeks.  The 53rd week contributed $766 million to sales and approximately $0.05 to diluted earnings per share in the fourth quarter and fiscal year ended February 3, 2012.

Comparable store sales for the fourth quarter increased 3.4 percent versus a comparable 14-week period, while comparable store sales for the U.S. business increased 3.5 percent.  Comparable store sales for the fiscal year were essentially flat.

Included in the above reported results are charges related to previously announced store closings, discontinued projects and long-lived asset impairments which, in the aggregate, reduced pre-tax earnings for the fourth quarter by $53 million and diluted earnings per share by $0.03.  For the fiscal year, the charges reduced pre-tax earnings by $523 million and diluted earnings per share by $0.26.

“We delivered solid results for the quarter, including earnings per share that exceeded our guidance,” commented Robert A. Niblock, Lowe’s chairman, president and CEO.  “I am encouraged by the progress we made in 2011 toward delivering better customer experiences and transforming our business to drive long-term sales growth, increased profitability and shareholder value.  I would like to thank our hard working employees for their ongoing dedication and customer focus.

“In 2012, we will capitalize on refinements we have made to our operating strategies as well as our efforts to improve the customer experience,” Niblock added. “The team is well positioned to drive stronger comparable store sales growth and expanded operating margins.”

As of February 3, 2012, Lowe’s operated 1,745 stores in the United States, Canada and Mexico representing 196.5 million square feet of retail selling space.

A conference call to discuss fourth quarter 2011 operating results is scheduled for today (Monday, February 27) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Fourth Quarter 2011 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until May 20, 2012.

Lowe’s Business Outlook

Fiscal Year 2012 – a 52-week Year (comparisons to fiscal year 2011 – a 53-week year)

•	Total sales are expected to increase 1 to 2 percent. On a 52 versus 52 week basis, total sales are expected to increase approximately 3 percent.
•	The company expects comparable store sales to increase 1 to 3 percent (52 versus 52 week basis).
•	The company expects to open approximately 10 stores in fiscal year 2012.
•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 100 basis points.
•	Depreciation expense is expected to be approximately $1.5 billion.
•	The effective income tax rate is expected to be approximately 38.1%.
•	Diluted earnings per share of $1.75 to $1.85 are expected for the fiscal year ending February 1, 2013.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, shareholder value, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of falling home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model and develop and implement new business concepts to meet the changing expectations of our customers; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (viii) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission

(the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2011 sales of $50.2 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe's is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings
In Millions, Except Per Share Data

	Three Months Ended (1)				Year Ended (1)
	(Unaudited)		(Unaudited)		(Unaudited)
	February 3, 2012		January 28, 2011		February 3, 2012		January 28, 2011
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$11,629	100.00	$10,480	100.00	$50,208	100.00	$48,815	100.00

Cost of sales	7,650	65.78	6,754	64.45	32,858	65.44	31,663	64.86

Gross margin	3,979	34.22	3,726	35.55	17,350	34.56	17,152	35.14

Expenses:

Selling, general and administrative	3,009	25.88	2,792	26.64	12,593	25.08	12,006	24.60

Depreciation	383	3.29	392	3.74	1,480	2.95	1,586	3.25

Interest - net	102	0.88	86	0.82	371	0.74	332	0.68

Total expenses	3,494	30.05	3,270	31.20	14,444	28.77	13,924	28.53

Pre-tax earnings	485	4.17	456	4.35	2,906	5.79	3,228	6.61

Income tax provision	163	1.40	171	1.63	1,067	2.13	1,218	2.49

Net earnings	$322	2.77	$285	2.72	$1,839	3.66	$2,010	4.12

Weighted average common shares outstanding - basic	1,239		1,358		1,271		1,401

Basic earnings per common share (2)	$0.26		$0.21		$1.43		$1.42

Weighted average common shares outstanding - diluted	1,241		1,361		1,273		1,403

Diluted earnings per common share (2)	$0.26		$0.21		$1.43		$1.42

Cash dividends per share	$0.14		$0.11		$0.53		$0.42

Retained Earnings
Balance at beginning of period	$16,109		$18,144		$17,371		$18,307
Net earnings	322		285		1,839		2,010
Cash dividends	(174)		(148)		(672)		(588)
Share repurchases	(405)		(910)		(2,686)		(2,358)
Balance at end of period	$15,852		$17,371		$15,852		$17,371

(1) The fiscal year and three months ended February 3, 2012, had 53 weeks and 14 weeks, respectively. The fiscal year and three months ended January 28, 2011, had 52 weeks and 13 weeks, respectively.

(2) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $320 million for the three months ended February 3, 2012 and $283 million for the three months ended January 28, 2011. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,824 million for the fiscal year ended February 3, 2012 and $1,993 million for the fiscal year ended January 28, 2011.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)
		February 3, 2012	January 28, 2011
Assets

Current assets:
Cash and cash equivalents		$1,014	$652
Short-term investments		286	471
Merchandise inventory - net		8,355	8,321
Deferred income taxes - net		183	193
Other current assets		234	330

Total current assets		10,072	9,967

Property, less accumulated depreciation		21,970	22,089
Long-term investments		504	1,008
Other assets		1,013	635

Total assets		$33,559	$33,699

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$592	$36
Accounts payable		4,352	4,351
Accrued compensation and employee benefits		613	667
Deferred revenue		801	707
Other current liabilities		1,533	1,358

Total current liabilities		7,891	7,119

Long-term debt, excluding current maturities		7,035	6,537
Deferred income taxes - net		531	467
Deferred revenue - extended protection plans		704	631
Other liabilities		865	833

Total liabilities		17,026	15,587

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-
Common stock - $.50 par value;
Shares issued and outstanding
February 3, 2012	1,241
January 28, 2011	1,354	621	677
Capital in excess of par value		14	11
Retained earnings		15,852	17,371
Accumulated other comprehensive income		46	53

Total shareholders' equity		16,533	18,112

Total liabilities and shareholders' equity		$33,559	$33,699

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows
In Millions

	Year Ended
	(Unaudited)
	February 3, 2012	January 28, 2011
Cash flows from operating activities:
Net earnings	$1,839	$2,010
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,579	1,684
Deferred income taxes	54	(133)
Loss on property and other assets - net	456	103
Share-based payment expense	107	115
Net changes in operating assets and liabilities:
Merchandise inventory - net	(33)	(64)
Other operating assets	137	(142)
Accounts payable	(5)	60
Other operating liabilities	215	219
Net cash provided by operating activities	4,349	3,852

Cash flows from investing activities:
Purchases of investments	(1,433)	(2,605)
Proceeds from sale/maturity of investments	2,120	1,822
Property acquired	(1,829)	(1,329)
Change in equity method investments - net	(232)	(83)
Proceeds from sale of property and other long-term assets	52	25
Other - net	(115)	(14)
Net cash used in investing activities	(1,437)	(2,184)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	993	1,985
Repayment of long-term debt	(37)	(552)
Proceeds from issuance of common stock under share-based payment plans	100	104
Cash dividend payments	(647)	(571)
Repurchase of common stock	(2,937)	(2,618)
Other - net	(21)	1
Net cash used in financing activities	(2,549)	(1,651)

Effect of exchange rate changes on cash	(1)	3

Net increase in cash and cash equivalents	362	20
Cash and cash equivalents, beginning of year	652	632
Cash and cash equivalents, end of year	$1,014	$652